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                                                                   EXHIBIT 99.1

ADVOCAT INC.
277 MALLORY STATION ROAD, SUITE 130
FRANKLIN, TENNESSEE  37067
(615) 771-7575                                                     NEWS RELEASE
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Contact:      Richard B. Vacek, Jr.
              Executive Vice President and Chief Financial Officer


                  ADVOCAT DELAYS FILING THIRD QUARTER FORM 10-Q
                 EXPECTS TO REPORT SIGNIFICANT OPERATING LOSSES

FRANKLIN, Tenn.--(BUSINESS WIRE)--Nov. 16, 1999--Advocat Inc. (OTCBB:AVCA) today announced that it has delayed the filing of its third quarter Form 10-Q pending a review of certain charges the Company expects to record for the nine months ended September 30, 1999. The Company expects to report a pretax loss approximating $11 million to $12 million for the nine months ended September 30, 1999. The Company is evaluating the need to restate its financial results for the first and second quarters of 1999 based on its conclusions with regard to the anticipated charges. Advocat also reported that it was not in compliance with certain financial covenants in its loan agreements with its primary bank and other lenders.

The 1999 charges are primarily due to increases in the provision for doubtful accounts following an intensive examination of the Company's accounts receivable and third-party payor settlements, expenses related to self-insurance for workers' compensation claims and the self-insured portion of liability claims, and other miscellaneous expenses.

The Company is currently not in compliance with various financial covenants contained in its loan agreements with its primary bank and other lenders. Cross-default and other provisions contained in other loan agreements will under certain circumstances permit the holders of substantially all of the Company's debt to immediately demand repayment. The Company has total bank and other debt of $61.8 million as of September 30, 1999. Management is currently in various stages of negotiations with the Company's bank and other lenders for the restructuring of approximately $27 million in debt that is due December 1, 1999. No assurance can be given that the Company will successfully negotiate a restructuring, including appropriate waivers, of its indebtedness. If any of the Company's lenders forced immediate repayment, the Company would not be able to repay the amounts outstanding.

Forward-looking statements made in this release involve a number of risks and uncertainties, including but not limited to, factors affecting the long-term care industry in general, governmental reimbursement, government regulation, health care reforms, the impact of future licensing surveys, changing economic and market conditions and other risk factors detailed in the Company's Securities and Exchange Commission filings.

Advocat Inc. operates 122 facilities including 57 assisted living facilities with 5,320 units and 65 skilled




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nursing facilities containing 7,307 licensed beds. The Company operates facilities in 12 states, primarily in the Southeast, and three provinces in Canada.


     For additional information about the Company, visit Advocat's web site:
                            http://www.irinfo.com/avc





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